Exhibit (j) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K



Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 22 to the Registration Statement (Form N-1A, No. 33-54445) of Federated Institutional Trust, and to the incorporation by reference of our report dated December 10, 2004 on Federated Institutional High Yield Bond Fund (one of the portfolios comprising Federated Institutional Trust) included in the Annual Report to Shareholders for the fiscal year ended October 31, 2004.



                                                /s/ERNST & YOUNG LLP


Boston, Massachusetts
December 27, 2004